April 28, 1997




Kinder-Morgan Energy Partners, L.P.
1301 McKinney Street, Suite 3450
Houston, Texas  77010

Dear Sirs:

     We have acted as special counsel for Kinder Morgan, G.P., Inc., a Delaware corporation (the "General Partner") and Kinder-Morgan Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the registration under the Securities Act of 1933 of units representing limited partner interests in the Partnership ("Units") to be offered by a selling unitholder of the Partnership, upon the terms and subject to the conditions set forth in the Registration Statement on Form S-3 (Registration No. 333- __________) (the "Registration Statement") relating thereto filed with the Securities and Exchange Commission. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the prospectus contained in the Registration Statement. In this connection, we have examined such documents as we have deemed necessary for the expression of the opinions contained herein. We have also relied on certain representations made by officers of the General Partner.

     On the basis of the foregoing, and assuming that the Partnership will be maintained in compliance with the terms of the Limited Partnership Agreement, we hereby confirm (i) our opinions set forth in the Registration Statement under the caption 'Certain Federal Income Tax Considerations' and (ii) that, subject to the qualifications set forth therein, the discussion set forth in the Registration Statement under such caption is an accurate summary of the United States federal income tax matters described therein.

     We express no opinion with respect to the transactions described in the Registration Statement other than as expressly set forth herein. Our opinions are based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, and other relevant authorities, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described in the Registration Statement.

     We hereby consent to the use of our name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under "Tax Considerations" in the related prospectus. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

                           Very truly yours,

                           MORRISON & HECKER L.L.P.